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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, made as of the 23rd day of June, 1997, by and between WACHOVIA CORPORATION (the "Corporation") and LEWIS N. MILLER (the "Executive");

                                R E C I T A L S:

     The Corporation desires to secure the services of the Executive in its behalf or in behalf of one or more of its subsidiaries for which the Executive may render services hereunder from time to time, in accordance with the terms and conditions set forth herein. In addition, the Corporation desires to provide the Executive with an incentive to remain in the service of the Corporation or one or more of its subsidiaries by granting to the Executive compensation security as set forth herein should his employment be terminated by the Corporation without cause during the term of this Agreement. This agreement shall become effective as of the closing date of the transactions contemplated by the Agreement and Plan of Merger dated as of June 23, 1997 (the "Effective Date"), by and between the Corporation and the Central Fidelity Banks, Inc. (the "CFBI").

     NOW, THEREFORE, the Corporation and the Executive hereby mutually agree as follows:

          1. EMPLOYMENT. The Executive shall serve as Senior Executive Vice President of the Corporation and shall be the senior officer with responsibility for Virginia banking operations reporting directly to the Chief Executive Officer of the Corporation. The Executive shall devote his working time exclusively to the performance of such services for the Corporation or one or more of its subsidiaries as may be assigned to him by the Corporation from time to time, and shall perform such services faithfully and to the best of his ability. Such services shall be rendered in a senior management or executive capacity and shall be of a type for which the Executive is suited by background and training. In no event shall the nature of the services require the Executive to relocate his residence from Richmond, Virginia unless the Executive shall agree to such relocation. References herein to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any subsidiary of the Corporation.

          2. TERM OF AGREEMENT; COMPENSATION AND BENEFITS.

          (a) The term of this Agreement shall commence on the Effective Date and shall continue in effect until the third anniversary of such Effective Date; provided, however, that commencing on the first anniversary of this Agreement, and each anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to any such anniversary date either party shall notify the other in writing that it does not wish to extend the term of this Agreement beyond the then applicable expiration date. In no event, however, may the term of this Agreement extend beyond the Executive's sixtieth birthday. References herein to the "term" of this Agreement shall mean the original term plus any continuation as provided in this Section 2. The "term" shall not be deemed to refer to the Compensation Period described in Section 4.

          (b) During the term of this Agreement, the Executive shall be entitled to receive a base salary at a monthly rate at least equal to the highest monthly rate paid to the Executive by Central Fidelity Banks, Inc. within one year prior to the Effective Date. The base salary shall be reviewed at least once each year. In addition, the Executive shall be awarded for each fiscal year during the term of this Agreement an annual cash bonus (either pursuant to a bonus or incentive plan of the Corporation or otherwise) consistent with the Corporation's policy and practice for peer executives of the Corporation, but which shall be no less than $325,000 for fiscal 1998. Each such annual bonus shall be payable in January of the year next following the year for which the annual bonus is awarded.

          (c) During the term of this Agreement, the Corporation will provide the Executive benefits and perquisites no less favorable than those provided to peer executives of the Corporation and its affiliates.

          3. TERMINATION OF EMPLOYMENT BY THE CORPORATION. The Corporation may terminate the employment of the Executive at any time for any reason; provided, that except as set forth in Sections 6 and 7, the Corporation will provide the Executive with Compensation Continuance to the extent described in Section 4 if the Executive's employment is involuntarily terminated. The Executive's employment shall be deemed to be

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     involuntarily terminated if he is terminated by the Corporation for any reason other than for "cause" as defined in Section 6, or if he voluntarily terminates employment within six months after Good Reason. For this purpose, "Good Reason" shall mean: (a) his base salary or annual bonus opportunity is reduced below its level in effect on the date hereof without the Executive's consent, or (b) the Corporation amends the Executive Retirement Agreement between the Corporation and the Executive which shall become effective on the Effective Date (the "Retirement Agreement"), without the Executive's consent, and such amendment reduces benefits to which the Executive would have been entitled had such amendment not been made, or (c) the duties assigned to the Executive are not of the status and type described in Section 1, or the duties are inconsistent in any substantial respect with the Executive's position, authority or responsibilities, or there are other substantial changes in such position, titles, authority or responsibilities, and the Executive has not consented thereto, or (d) the Corporation relocates the Executive from Richmond, Virginia without the Executive's consent, or (e) there is a breach by the Corporation of any other material provision of this Agreement. The Executive shall be deemed to have consented to any reduction described in
     (a) or (b), or assignment described in (c) or (d), unless he shall object thereto in writing within thirty days after he receives notice thereof.

          4. COMPENSATION CONTINUANCE. If the Executive's employment hereunder is involuntarily terminated as described in Section 3, he will be entitled to receive the cash compensation and benefits described in (a), (b) and (c) below (herein, "Compensation Continuance") for the period beginning with the date of such involuntary termination and ending with the earlier of (i) the third anniversary of the date of such termination, or (ii) the Normal Retirement Date of the Executive as defined in the Retirement Agreement (such period is referred to herein as the "Compensation Period"). The duration of the Compensation Period shall not be affected by the fact that the term of this Agreement otherwise would end before such Period expires. Only with respect to the Cash Compensation described in (a), the Executive may elect to receive the value of the Cash Compensation in one lump sum rather than in installments payable throughout the Compensation Period. Unless the Executive elects otherwise in writing, the Cash Compensation shall be payable in a lump sum payment within fifteen days of his date of termination. The cash compensation and benefits are as follows:

          (a) Cash Compensation. The amount of cash compensation to be received monthly during the Compensation Period shall equal one-twelfth of the sum of (i) the Executive's highest annual rate of salary from the Corporation in effect during the 12-month period prior to his involuntary termination, plus, (ii) an amount equal to the average of the annual amounts, if any, awarded to the Executive under the Corporation's Senior Management Incentive Plan or similar annual amounts afforded the Executive by CFBI under an annual bonus plan for the three calendar years for which the Executive was awarded such an amount next preceding the year of such termination, plus (iii) the average of any annual contributions by the Corporation (excluding participant contributions) in behalf of the Executive under the Retirement Savings and Profit-Sharing Plan of Wachovia Corporation and the Wachovia Corporation Retirement Savings and Profit-Sharing Benefit Equalization Plan or similar plan under which the Executive participated as an employee of CFBI for the three consecutive calendar years preceding the year of such termination. Each monthly payment of such cash compensation shall have deducted therefrom all payroll taxes and withholdings required by law. In addition to the foregoing monthly payments of cash compensation, the Corporation shall pay the Executive upon termination a lump sum in cash equal to the sum of the maximum payments the Executive would have received for all outstanding performance award rights or other similar rights outstanding at the date of termination and granted to the Executive under the performance or similar plans of the Corporation or Central Fidelity Banks, Inc.

          (b) Employee Benefits. During the Compensation Period the Executive shall be carried on the payroll of the Corporation, and shall be deemed to be continuing in the employment of the Corporation for the purpose of applying and administering employee benefit plans of the Corporation (other than any tax-qualified retirement plans) and individual contracts between the Corporation and the Executive providing supplemental or equalization payments or benefits with respect to the Executive. The Executive shall participate in any changes during the Compensation Period in benefit plans or programs applicable generally to employees of the Corporation, or to a class of employees which includes senior executives of the Corporation, but shall not have any right or option to participate in any such plan or program in which he was not a participant

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     immediately prior to his involuntary termination of employment. Any individual contract between the Corporation and the Executive in effect at the time of his involuntary termination of employment may be terminated or amended by the Corporation to the extent permitted by the terms of such contract; provided, that during the Compensation Period the Corporation shall not, without the written consent of the Executive or except to the extent required by law, make any amendment to or terminate any one or more of the following individual contracts or plans as applied to the Executive:
     (i) the Retirement Agreement, (ii) the Wachovia Corporation Retirement Savings and Profit-Sharing Benefit Equalization Plan and (iii) the Wachovia Corporation Retirement Income Benefit Enhancement Plan. The Corporation shall have no obligation to the Executive to make any change or improvement in any such contract during the Compensation Period even if the Corporation shall make changes or improvements during such period in similar contracts, if any, with other senior executives of the Corporation.

          (c) Acceleration of Stock Options and Restricted Awards. Immediately upon termination of the Executive's employment, all options previously granted to the Executive and outstanding on the date of termination to acquire shares of common stock of the Corporation shall become fully vested and exercisable (or subject to surrender) in full and all restricted awards shall be deemed to be earned in full; provided, that restricted awards based upon performance criteria or a combination of performance criteria and continued service shall be deemed to be earned in accordance with the terms, conditions and procedures of the plan or plans pursuant to which any such restricted awards were granted.

          In the event that the executive shall engage in full-time employment permitted hereunder for another employer or on a self-employed basis during the Compensation Period, his employment with the Corporation shall be deemed to have terminated for purposes of Section 4(b) as of the date he begins such full-time employment, but the payments in Section 4(a) shall continue for the remainder of the Compensation Period and the rights under
     Section 4(c) shall be applicable, in each case subject to the provisions of
     Section 7.

          5. VOLUNTARY TERMINATION OF EMPLOYMENT BY THE EXECUTIVE. The Executive reserves the right to terminate his employment voluntarily at any time for any reason following at least six months' notice to the Corporation. If such notice shall be given, this Agreement shall terminate as of the effective date of termination as set forth in such notice (or the date six months from the date of receipt by the Corporation of such notice, if no effective date shall be set forth therein), unless sooner terminated as provided in Section 3, 6 or 8. The Executive shall not be entitled to any form of Compensation Continuance as a result of such voluntary termination.

          6. TERMINATION FOR CAUSE. This Agreement shall immediately be terminated and neither party shall have any obligation hereunder (including but not limited to any obligation on the part of the Corporation to provide Compensation Continuance) if the Executive's employment is terminated for "cause." Termination for cause shall occur when termination results from the Executive's (a) criminal dishonesty, (b) refusal to perform his duties hereunder on substantially a full-time basis, or (c) engaging in demonstrably willful and deliberate conduct which is materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interests of the Corporation.

          7. EXECUTIVE'S OBLIGATIONS; EARLY TERMINATION OF COMPENSATION PERIOD.

          (a) During the Compensation Period, the Executive shall provide consulting services to the Corporation at such time or times as the Corporation shall reasonably request, subject to appropriate notice and to reimbursement by the Corporation of all reasonable travel and other expenses incurred and paid by the Executive. In the event the Executive shall engage in full-time employment permitted hereunder during the Compensation Period for another employer or on a self-employed basis, his obligation to provide the consulting services hereunder shall be limited by the requirements of such employment.

          (b) The Executive shall not disclose to any other person any material information or trade secrets concerning the Corporation or any of its subsidiaries at any time during or after the Compensation Period. The Executive will at all times refrain from taking any action or making any statements, written or oral, which are intended to and do disparage the business, goodwill or reputation of the Corporation or any of its subsidiaries, or their respective directors, officers, executives or other employees, or which could adversely affect the morale of employees of the Corporation or any subsidiaries.

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          (c) The Executive shall not, without the Corporation's written consent, engage in competitive employment at any time during the Compensation Period. The Executive shall be deemed to engage in competitive employment if he shall render services as an employee, officer, director, consultant or otherwise, for any employer which conducts a principal business or enterprise that competes directly with the Corporation or affiliate of the Corporation.

          (d) In the event that the Executive shall refuse to provide consulting services in accordance with paragraph (a), or shall materially violate the terms and conditions of paragraph (b) or (c), the Corporation may, at its election, terminate the Compensation Period and Compensation Continuance to the Executive. The Corporation may also initiate any form of legal action it may deem appropriate seeking damages or injunctive relief with respect to any material violations of paragraph (a), (b) or (c).

          (e) the Committee shall be responsible for determining whether the Executive shall have violated this Section 7, and all such determinations shall be final and conclusive. Upon the request of the Executive, the Committee will provide an advance opinion as to whether a proposed activity would violate the provisions of paragraph (c).

          8. DEATH AND DISABILITY. In the event that, during the term of this Agreement or during the Compensation Period, the Executive shall die or shall become entitled to benefits under the Corporation's Long-Term Disability Plan, this Agreement shall thereupon terminate and neither the Executive nor any other person shall have any further rights or benefits hereunder (including any rights to Compensation Continuance).

          9. OTHER SEVERANCE BENEFITS. Except as otherwise provided in this Agreement, the Executive shall not be entitled to any form of severance benefits, including benefits otherwise payable under any of the Corporation's regular severance plans or policies, irrespective of the circumstances of his termination of employment. The Executive agrees that the payments and benefit provided hereunder, subject to the terms and conditions hereof, shall be in full satisfaction of any rights which he might otherwise have or claim by operation of law, by implied contract or otherwise, except for rights which he may have under employee benefit plans of the Corporation or individual written contracts with the Corporation. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the prime commercial lending rate announced by The Chase Manhattan Bank in effect from time to time during the period of such nonpayment.

          10. CHANGE OF CONTROL.

          (a) Notwithstanding any other provision of this Agreement, the Executive will be entitled to receive the Compensation Continuance described in Section 4 in the event the Executive voluntarily terminates his employment during the period beginning on the date of a Change of Control (as defined in Section 10(b) herein) and ending on the third anniversary of such date.

          (b) For the purposes herein, a "Change of Control" shall be deemed to have occurred on the earliest of the following dates:

             (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, twenty-five percent or more of the outstanding Common Stock of the Corporation;

             (ii) The date the shareholders of the Corporation approve a definitive agreement (A) to merge or consolidate the Corporation with or into another corporation, in which the Corporation is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Corporation would be converted into cash, securities or other property of another corporation, other than a merger of the Corporation in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of substantially all the assets of the Corporation; or

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             (iii) The date there shall have been a change in a majority of the
        Board of Directors of the Corporation within a twelve month period unless the nomination for election by the Corporation's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twelve month period.

     For the purposes herein, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule 13d-3 under the Exchange Act.

          (c) (i) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Corporation or one or more trusts established by the Corporation for the benefit of its employees, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1996, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

             (ii) Subject to the provisions of Section 10(c)(iii), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borned solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this
        Section 10, shall be paid by the Corporation to the Executive within five days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 10(c) (iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

             (iii) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprize the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the executive shall:

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                (A) give the Corporation any information reasonably requested by the Corporation relating to such claim;

                (B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

                (C) cooperate with the Corporation in good faith in order to effectively contest such claim; and

                (D) permit the Corporation to participate in any proceedings relating to such claim;

                PROVIDED, HOWEVER, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c)(iii), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; PROVIDED, HOWEVER, that if the Corporation directs the Executive to pay such claim and sue for refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, FURTHER, that if the Executive is required to extend the statute of limitations to enable the Corporation to contest such claim, the Executive may limit this extension solely to such contested amount. The Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

             (iv) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 10(c)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of Section 10(c)(iii)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(c)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          11. WAIVER OF CLAIMS. In consideration of the obligations of the Corporation hereunder, the Executive unconditionally releases the Corporation, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of the Executive's employment by the Corporation, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of alleged legal restrictions on the Corporation's right to terminate the Executive's employment, such as any alleged implied contract of employment or termination contrary to public policy. The Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than twenty-one days to consider this Agreement prior to the execution hereof, and that he may revoke this Agreement at any time within seven days following the execution hereof.

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          12. NOTICES. All notices hereunder shall be in writing and deemed properly given if delivered by hand and receipted or if mailed by registered mail, return receipt requested. Notices to the Corporation shall be directed to the Secretary of the Corporation with a copy directed to the Chairman of the Board of Directors of the Corporation. Notices to the Executive shall be directed to his last known address.

          13. MISCELLANEOUS.

          (a) The waiver, whether express or implied, by either party of a violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent violation of any such provision.

          (b) No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or similar process.

          (c) This Agreement may not be amended, modified or canceled except by written agreement of the parties.

          (d) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

          (e) This Agreement shall be binding upon and inure to the benefit of the Executive and the Corporation, and their respective heirs, successors and assigns.

          (f) No benefit or promise hereunder shall be secured by any specific assets of the Corporation. The Executive shall have only the rights of an unsecured general creditor of the Corporation in seeking satisfaction of such benefits or promises.

          (g) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

          (h) This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby, and amends and supersedes any predecessor Employment Agreement between the parties hereto.

     IN WITNESS WHEREOF, this Agreement has been executed by or in behalf of the parties hereto as of the date first above written.

                                          WACHOVIA CORPORATION

                                          By: /s/ L. M. BAKER, JR.
                                            Chief Executive Officer

Attest:

/s/ ALICE WASHINGTON GROGAN
Secretary

[Corporate Seal]

                                          By: /s/ LEWIS N. MILLER         (Seal)
                                            Executive

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                         EXECUTIVE RETIREMENT AGREEMENT

     THIS EXECUTIVE RETIREMENT AGREEMENT, made and entered into as of the 23rd day June, 1997, by and between WACHOVIA CORPORATION (the "Corporation"), a North Carolina corporation, and LEWIS N. MILLER (the "Executive"), a senior management employee of the Corporation;

                                R E C I T A L S

     The Executive is a senior management employee of the Corporation, and as such has rendered and is expected to continue to render valuable services in behalf of the Corporation. The Management Resources and Compensation Committee (the "Committee") of the Corporation desires for the Corporation to provide the Executive with supplemental retirement benefits partially in recognition of such services. In addition, the Committee has determined that providing such benefits will make the Corporation's benefits package more competitive with packages offered by many other employers and will facilitate management succession planning for the Corporation.

     NOW, THEREFORE, the Corporation and the Executive hereby mutually agree as follows:

     Section 1. DEFINITIONS. When used herein, the words and phrases below shall have the meanings set forth, unless a different meaning is clearly required by the context. Terms used but not defined herein, and which are defined in the Retirement Plan, shall have the meaning assigned to them in the Retirement Plan. Masculine pronouns include feminine pronouns wherever used and vice versa.

     1.1 "Board of Directors" means the Board of Directors of the Corporation.

     1.2 "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

     1.3 "Effective Date" means the closing date of the transactions contemplated by the Agreement and Plan of Merger dated as of June 23, 1997 by and between the Corporation and Central Fidelity Banks, Inc. (the "CFBI").

     1.4 "Final Average Compensation" means the average of the annual compensation of the Executive for the three full calendar years within the final five full calendar years of his employment which will produce the highest average. For this purpose, the compensation of the Executive shall mean his total cash remuneration from the Corporation, including bonuses paid for each year under the Corporation's Senior Management Incentive Plan or similar plan afforded the Executive by CFBI, plus the sum of: (a) any salary reduction amounts which the Executive elects to have contributed with respect to him to a qualified cash or deferred arrangement under Section 401(k) of the Code; to a benefit enhancement plan in lieu of contributions to such a qualified cash or deferred arrangement, to a cafeteria plan under Section 125 of the Code, or to any similar plan or arrangement, and (b) any amounts deferred under any deferred compensation plan or contract. Amounts described in (a) and (b) shall be deemed received at the time the Executive would have received them but for the programs described in (a) and (b).

     1.5 "Normal Retirement Date" means the first day of the month coincident with or next following the date the Executive attains age sixty.

     1.6 "Other Pension Plan" means any defined benefit pension plan, other than the Retirement Plan, in which the Executive is a participant and which is qualified under Section 401(a) of the Code or is a non-qualified excess benefit plan and is maintained by the Corporation, a subsidiary of the Corporation or CFBI.

     1.7 "Retirement Date" means the date the Executive retires under this Agreement on account of early or normal retirement.

     1.8 "Retirement Plan" means the Retirement Income Plan of Wachovia Corporation and any successor thereto.

     1.9 "Supplemental Benefit" means the monthly benefit payable to the Executive under this Agreement.

     Section 2. NORMAL RETIREMENT. At his Normal Retirement Date, the Executive will retire and will be entitled to receive the Supplemental Benefit, computed in the form of a single life annuity for his life. The monthly amount of the Supplemental Benefit shall equal one-twelfth of the product of two and one-half percent of the Executive's Final Average Compensation times the number of years of his creditable service determined under the provisions of the Retirement Plan (subject to a maximum of 62.5%), reduced by the monthly amount payable

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under the Retirement Plan and any Other Pension Plan. The offset shall equal the monthly amounts actually payable under the Retirement Plan and any Other Pension Plan. The offset shall equal the monthly amounts actually payable under the Retirement Plan and any Other Pension Plan, based on the payment option elected by the Executive. The resulting benefit shall not be less than the benefit which would have been provided under the Executive Supplemental Retirement Plan sponsored by CFBI.

     Section 3. EARLY RETIREMENT. If the Executive has attained his fifty-fifth birthday but has not attained his Normal Retirement Date, and has ten or more years of service, he may elect early retirement as of the first day of any calendar month following written notice of at least ninety days to the Corporation and the Committee. The Supplemental Benefit of the Executive who elects early retirement shall equal the benefit determined under Section 2 as of such date. With the consent of the Committee, the Supplemental Benefit shall be payable to the Executive pursuant to Section 2 commencing as of the first day of any calendar month on or after his early retirement and before his Normal Retirement Date. The request for benefit payment must be filed by the Executive in writing with the Committee at least thirty days prior to the date payments are requested to commence.

     Section 4. SPOUSE'S SUPPLEMENTAL BENEFIT. If the Executive shall be married on his Retirement Date, and shall die thereafter survived by such spouse, or if the Executive shall die prior to his Retirement Date and shall be married on the date of his death, such spouse shall be entitled to a monthly supplemental benefit (herein the "Spouse's Supplemental Benefit") payable for life and equal to 60% of the monthly amount of the Supplemental Benefit payable to the Executive (assuming, for an Executive who shall die prior to his Retirement Date, that the Executive had retired on the date immediately preceding the date of his death and that the years of his creditable service included the years and fractions thereof from the date of death to his Normal Retirement Date), before applying the reduction for the monthly amount payable to the Executive under the Retirement Plan and any Other Pension Plan, but reduced by the monthly amount, if any, payable to the spouse under the Retirement Plan and any Other Pension Plan in the calendar month next following the death of the Executive. Notwithstanding the provisions of this Section 4 or Section 7(k), in no event shall the Spouse's Supplemental Benefit be less than the amount payable with respect to the Executive under the Enhancement Plan discussed in Section 7(k). The monthly amount of the Spouse's Supplemental Benefit shall be payable on the first day of each calendar month following the death of the Executive and preceding the death of such spouse.

     Section 5. OPTIONAL FORMS OF PAYMENT. Notwithstanding the provisions of Sections 2 through 4, the present value of the sum of the Supplemental Benefit and the Spouse's Supplemental Benefit (if any) may, at the request of the Executive and with the consent of the Executive's spouse (if any) and the Committee, be payable in cash in a lump sum within thirty days following the Retirement Date of the Executive. Such present value shall be the actuarial equivalent (as defined in the Retirement Plan) of the Supplemental Benefit and Spouse's Supplemental Benefit (if any). The request for a lump sum distribution, and the consent of the Executive's spouse, must be filed by the Executive with the Committee at least sixty days prior to the Retirement Date. Such consent shall be in writing on a form provided by the Committee.

     Section 6. DISABILITY. In the event the Executive suffers a disability (as defined in the Retirement Plan) prior to the Retirement Date, the Executive shall continue to accrue a Supplemental Benefit under this Agreement based upon the Final Average Compensation of the Executive as of the last date the Executive was paid by the Corporation (including sick pay) and taking into account the period from the disability of the Executive to the Normal Retirement Date as creditable service for purposes of this Agreement. The Supplemental Benefit of the Executive who is disabled shall be determined and payable as of the Normal Retirement Date of the Executive.

     Section 7. MISCELLANEOUS.

     (a) The Executive shall forfeit any right to the Supplemental benefit or any other rights hereunder (including the Spouse's Supplemental Benefit) if he
(i) declines to retire at his Normal Retirement Date, (ii) terminates employment with the Corporation prior to his Retirement Date without written consent of the Committee, or (iii) is terminated for "cause." Termination for cause shall arise if the Executive's employment by the Corporation is terminated because of or arising out of: (A) criminal dishonesty, (B) refusal to perform his employment duties for the Corporation on substantially a full-time basis, (C) refusal to act in accordance with any specific substantive instructions of the Corporation's Chief Executive Officer or Board of Directors, or (D) engaging in conduct which could be materially damaging to the Corporation without a reasonable good faith belief by the Executive that such conduct was in the best interest of the Corporation. Notwithstanding the foregoing provisions of this
Section 7(a), in the event of a change of control of the Corporation, the Executive shall be vested in the

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right to receive payment of the Supplemental Benefit under this Agreement, which right shall not be forfeited upon the termination of the Executive for any reason other than for cause as defined in this Section 7(a). In the event the employment of the Executive is terminated at any time following a change in control of the Corporation, the Supplemental Benefit and Spouse's Supplemental Benefit (if any) shall be paid commencing as of the later of the date of the termination of the Executive or the date the Executive attains (or would have attained but for death) the age of fifty-five. For the purposes herein, the term "change of control" shall have the meaning given such term in the Wachovia Corporation Stock Plan, as it may be hereafter amended.

     (b) The Supplemental Benefit shall cease to be paid to the Executive (and rights to the Spouse's Supplemental Benefit shall terminate) if he shall disclose material confidential information or trade secrets concerning the Corporation or any of its subsidiaries without the Corporation's consent, or shall engage in any activity that is materially damaging to the Corporation including, but not limited to, engaging in competitive employment at any time. The Executive shall be deemed to engage in competitive employment if he shall render services as an employee, officer, director, consultant or otherwise, for any employer which conducts a principal business or enterprise that competes directly with the Corporation or any subsidiary or affiliate of the Corporation. The Committee shall have authority to cease payments under this paragraph (b), and the determination of the Committee shall be final and conclusive. Upon the request of the Executive, the Committee may grant an advance opinion as to whether a proposed activity would violate the provisions of this paragraph (b).

     (c) The Executive acknowledges that he has entered into this Agreement of his own free will and without duress. In consideration of the mutual obligations and covenants hereunder, the Executive unconditionally releases the Corporation and its subsidiaries, and their respective directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of the Executive's employment by the Corporation or any of its subsidiaries, including but not limited to (i) any claims under federal, state or local laws prohibiting discrimination including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (ii) any claims growing out of any alleged legal restrictions on the Corporation's right to terminate the Executive's employment, such as any alleged implied contract of employment or termination contrary to public policy. The Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than twenty-one days to consider this Agreement prior to the execution hereof, and that he may revoke this Agreement at any time within seven days following execution hereof.

     (d) This Agreement shall be administered and interpreted by the Committee or its duly authorized designee, whose decisions shall be final. Wherever applicable, interpretation of this Agreement shall be consistent with the terms of the Retirement Plan.

     (e) Nothing in this Agreement shall be construed as giving the Executive the right to be retained in the employ of the Corporation or any subsidiary of the Corporation at all or for any specified period in any particular position, or any right to any payment whatsoever except to the extent provided for by this Agreement.

     (f) Notwithstanding any other provisions hereof, if any person entitled to receive payments hereunder (the "recipient") shall be physically or mentally or legally incapable of receiving or acknowledging receipt of such payment, the Corporation, upon the receipt of satisfactory evidence that another person or institution is maintaining the recipient and that no guardian or committee has been appointed for the recipient, may cause such payment to be made to such person or institution so maintaining the recipient.

     (g) Nothing in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or shall be construed as creating a trust of any kind, or a fiduciary relationship between the Corporation and the Executive or any other person. Any amounts which are or may be set aside hereunder shall continue for all purposes to be part of the general funds of the Corporation, and no person other than the Corporation shall, by virtue of the provisions of this Agreement, have any interest in such funds. To the extent that any person acquired a right to receive payments from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

     (h) The benefits payable under this Agreement may not be assigned by the Executive or any other person nor anticipated in any way.

     (i) The Committee may, in its sole discretion, terminate, suspend or amend this Agreement at any time or from time to time, in whole or in part; provided, that except as otherwise specifically provided herein no such

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
termination, suspension or amendment made following the date that payments commence hereunder will affect the right of any person to receive benefits earned hereunder. Upon a change of control of the Corporation as defined in
Section 7(a), this Agreement may not be amended or terminated without the express written consent of the Executive.

     (j) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

     (k) In the event the Executive shall qualify to receive payments under this Agreement and under the Wachovia Corporation Retirement Income Benefit Enhancement Plan (the "Enhancement Plan"), payments shall be made hereunder rather than and in lieu of payments under the Enhancement Plan, and neither the Executive nor any other person claiming under or through him shall thereupon have any further rights or be entitled to any benefits under the Enhancement Plan. The execution of this Agreement by the Executive constitutes a release by the Executive of all rights and benefits under the Enhancement Plan.

     (l) If the Executive was a participant in the Central Fidelity Banks, Inc. Executive Supplemental Retirement Plan (referred to herein as the "Predecessor SERP"), in no event shall the Supplemental Benefit or Spouse's Supplemental Benefit payable under this Agreement be less than the benefit determined pursuant to the Predecessor SERP had such Predecessor SERP remained in effect until the Retirement Date of the Executive. The execution of this Agreement by the Executive constitutes a release by the Executive of all rights and benefits under the Predecessor SERP.

     IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Corporation by its duly authorized officers and by the Executive as of the day and year first above stated.

                                          WACHOVIA CORPORATION

                                          By: /s/ L.M. BAKER, JR.
                                            Chief Executive Officer

Attest:

/s/ ALICE WASHINGTON GROGAN
Secretary

[Corporate Seal]

                                          /s/ LEWIS N. MILLER             (SEAL)
                                          Executive

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